Exhibit 99.2

NextGen Healthcare Prices Upsized $230.0 Million Convertible Senior Notes Offering

REMOTE-FIRST COMPANY/NEW YORK—(BUSINESS WIRE)—Oct. 28, 2022—NextGen Healthcare, Inc. (Nasdaq: NXGN), a leading provider of innovative, cloud-based healthcare technology solutions, today announced the pricing of its offering of $230,000,000 aggregate principal amount of 3.75% convertible senior notes due 2027 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering size was increased from the previously announced offering size of $200,000,000 aggregate principal amount of notes. The issuance and sale of the notes are scheduled to settle on November 1, 2022, subject to customary closing conditions. NextGen Healthcare also granted the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $45,000,000 principal amount of notes.

The notes will be senior, unsecured obligations of NextGen Healthcare and will accrue interest at a rate of 3.75% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2023. The notes will mature on November 15, 2027, unless earlier repurchased, redeemed or converted. Before August 16, 2027, noteholders will have the right to convert their notes only upon the occurrence of certain events. From and after August 16, 2027, noteholders may convert their notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. NextGen Healthcare will have the right to elect to settle conversions either entirely in cash or in a combination of cash and shares of its common stock. However, upon conversion of any notes, the conversion value, which will be determined over a period of multiple trading days, will be paid in cash up to at least the principal amount of the notes being converted. The initial conversion rate is 38.9454 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $25.68 per share of common stock. The initial conversion price represents a premium of approximately 35.0% over the last reported sale price of $19.02 per share of NextGen Healthcare’s common stock on October 27, 2022. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at NextGen Healthcare’s option at any time, and from time to time, on or after November 20, 2025, and before the 61st scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of NextGen Healthcare’s common stock exceeds 130% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture for the notes) occurs, then, subject to a limited exception, noteholders may require NextGen Healthcare to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

NextGen Healthcare estimates that the net proceeds from the offering will be approximately $222.8 million (or approximately $266.6 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. NextGen Healthcare expects to use approximately $40.0 million of the net proceeds to repurchase 2,103,049 shares of its common stock concurrently with the notes offering in privately negotiated transactions effected through one of the initial purchasers of the notes or its affiliate. NextGen Healthcare intends to use the remainder of the net proceeds for general corporate purposes. The concurrent repurchases of shares of NextGen Healthcare’s common stock described above may result in the common stock trading at prices that are higher than would be the case in the absence of these repurchases.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About NextGen Healthcare

NextGen Healthcare is a leading provider of innovative healthcare technology solutions. NextGen Healthcare is reimagining ambulatory healthcare with award-winning solutions that enable high-performing practices to create healthier communities. NextGen Healthcare partners with medical, behavioral and dental providers in their journey toward whole-person health and value-based care. NextGen Healthcare’s highly integrated, intelligent and interoperable solutions go beyond EHR and Practice Management to increase clinical quality and productivity, enrich the patient experience and drive superior financial performance. NextGen Healthcare is on a quest to achieve better healthcare outcomes for all.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion of the offering and the expected amount and intended use of the net proceeds. Forward-looking statements represent NextGen Healthcare’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to NextGen Healthcare’s business, including those described in periodic reports that NextGen Healthcare files from time to time with the SEC. NextGen Healthcare may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and NextGen Healthcare does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact Information

Media Contact:

Tami Andrade

(949) 517-2380

tandrade@nextgen.com

Investor Relations Contact:

James Hammerschmidt

(949) 237-6112

jhammerschmidt@nextgen.com